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                                                                    EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Imperial Credit Commercial Mortgage Investment Corp. on Form S-8 (relating to the registration of 5,808,750 common shares for the Imperial Credit Commercial Mortgage Investment Corp. 1997 Stock Option Plan) of our report dated July 31, 1997, appearing in the Registration Statement on Form S-11 (Reg. No. 333-32683) of Imperial Credit Commercial Mortgage Investment Corp., as amended, and to the references to our firm under the heading in Part II, Item 3 of this Registration Statement on Form S-8.


/s/ KPMG Peat Marwick LLP

KPMG PEAT MARWICK LLP



Los Angeles, California
March 24, 1998